Exhibit 4.4

SIXTEENTH SUPPLEMENTAL INDENTURE

SIXTEENTH SUPPLEMENTAL INDENTURE dated as of May 21, 2019 between Service Corporation International, a Texas corporation (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as successor to The Bank of New York, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore entered into a Senior Indenture, dated as of February 1, 1993 (the “Original Indenture”), with the Trustee, a First Supplemental Indenture, dated as of April 14, 2004, with the Trustee, a Second Supplemental Indenture, dated as of June 15, 2005, with the Trustee, a Third Supplemental Indenture, dated as of October 3, 2006, with the Trustee, a Fourth Supplemental Indenture, dated as of October 3, 2006, with the Trustee, a Fifth Supplemental Indenture, dated as of November 28, 2006, with the Trustee, a Sixth Supplemental Indenture, dated as of April 9, 2007, with the Trustee, a Seventh Supplemental Indenture, dated as of April 9, 2007, with the Trustee, an Eighth Supplemental Indenture, dated as of November 10, 2009, with the Trustee, a Ninth Supplemental Indenture, dated as of November 22, 2010, with the Trustee, a Tenth Supplemental Indenture, dated as of November 8, 2012, with the Trustee, an Eleventh Supplemental Indenture, dated as of July 1, 2013, with the Trustee, a Twelfth Supplemental Indenture, dated as of May 12, 2014, with the Trustee, a Thirteenth Supplemental Indenture, dated as of May 12, 2014, with the Trustee, a Fourteenth Supplemental Indenture, dated as of December 12, 2017, with the Trustee and BOKF, NA, a national banking association, as the series trustee (the “Series Trustee”), and a Fifteenth Supplemental Indenture, dated as of May 21, 2019, with the Trustee and the Series Trustee;

WHEREAS, the Original Indenture, as supplemented by the Eleventh Supplemental Indenture dated as of July 1, 2013 (the “Eleventh Supplemental Indenture” and together with the Original Indenture, the “2022 Notes Indenture”), provides for the issuance of the Issuer’s 5.375% Senior Notes due 2022 (the “Notes”);

WHEREAS, Section 8.2 of the Original Indenture provides, among other things, that the Issuer and the Trustee may amend certain terms of the Original Indenture with the written consent of the Holders (as defined in the Original Indenture) of not less than a majority in aggregate principal amount of the Securities (as defined in the Original Indenture) then outstanding of any series affected by such supplemental indenture (the “Required Consents”);

WHEREAS, the Issuer has offered to purchase for cash all of the outstanding Notes and has solicited consents to certain amendments to the Eleventh Supplemental Indenture (the “Proposed Amendments”) pursuant to an Offer to Purchase and Consent Solicitation Statement, dated May 6, 2019 (the “Offer to Purchase”);

WHEREAS, the Issuer has obtained the consent to give effect to the Proposed Amendments pursuant to this Sixteenth Supplemental Indenture (the “Supplemental Indenture” and, together with the 2022 Notes Indenture, the “Indenture”);

WHEREAS, pursuant to Section 8.2 of the Original Indenture, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Defined Terms. Unless otherwise defined herein, as used in this Supplemental Indenture, terms defined in the Indenture have the definitions contained therein.

2. Amendments to the Original Indenture. Pursuant to Section 8.2 of the Original Indenture, the Issuer and the Trustee (in the case of the Trustee, acting in reliance upon the instructions and directions of the Holders of the Required Consents obtained pursuant to the Offer to Purchase) hereby agree to the following amendments to the Original Indenture (as supplemented by the Eleventh Supplemental Indenture) which shall automatically become effective as of the Operative Time (as defined herein) to the extent (and solely to the extent) that such amendments apply to the Notes and shall not apply to any other series of notes issued pursuant to the Original Indenture:

(a) Sections 3.6 and 3.7 of the Original Indenture (as amended by the Eleventh Supplemental Indenture, in the case of Section 3.6) shall be amended and restated with respect to the Notes to read as follows:

“Section 3.6             [Intentionally Omitted]

Section 3.7               [Intentionally Omitted]”

(b) Sections 9.1 and 9.2 of the Original Indenture shall be amended and restated with respect to the Notes to read as follows:

“Section 9.1

Issuer May Consolidate, etc. on Certain Terms. Nothing contained in this Indenture or in any of the Securities shall prevent any consolidation or merger of the Issuer with or into any other corporation, or corporations (whether or not affiliated with the Issuer), or successive consolidations or mergers in which the Issuer or its successor or successors shall be a party or parties, or shall prevent any sale, lease, exchange or other disposition of all or substantially all the property and assets of the Issuer to any other corporation (whether or not affiliated with the Issuer) authorized to acquire and operate the same; provided, however, and the Issuer hereby covenants and agrees, that any such consolidation, merger, sale, lease, exchange or other disposition shall be upon the conditions that (a) the corporation (if other than the Issuer) formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, shall be a corporation organized under the laws of the United States of America, any state thereof or the District of Columbia; and (b) the due and punctual payment of the principal of and interest, if any, on all the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Issuer, shall be expressly assumed, by supplemental indenture satisfactory in form to the Trustee executed and delivered to the Trustee, by the corporation (if other than the Issuer) formed by such consolidation, or into which the Issuer shall have been merged, or by the corporation which shall have acquired or leased such property and assets.

Section 9.2             [Intentionally Omitted]”

3. Amendments to the Eleventh Supplemental Indenture. Pursuant to Section 8.2 of the Original Indenture, the Issuer and the Trustee (in the case of the Trustee, acting in reliance upon the instructions and directions of the Holders of the Required Consents obtained pursuant to the Offer to Purchase) hereby agree to the following amendments to the Eleventh Supplemental Indenture which shall automatically become effective as of the Operative Time:

(a) Section 4.03 of the Eleventh Supplemental Indenture shall be amended and restated with respect to the Notes to read as follows:

“Section 4.03             [Intentionally Omitted]”

4. Operative Time of Amendments to Indenture. The amendments to the 2022 Notes Indenture set forth in Section 2 and Section 3 of this Supplemental Indenture shall not become operative until Issuer purchases, in the Tender Offer, more than a majority in the aggregate principal amount of the outstanding Notes (such time, the “Operative Time”). Subject to the foregoing sentence, from and after the date of this Supplemental Indenture, the 2022 Notes Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the 2022 Notes Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the 2022 Notes Indenture shall be bound thereby.

5. Amendments to the Notes. Effective as of the Operative Time, any of the terms or provisions present in the Notes that related to any of the provisions of the 2022 Notes Indenture as amended by Section 2 and Section 3 of this Supplemental Indenture shall also be amended so as to be consistent with the amendments made in this Supplemental Indenture.

6. Ratification of the Indenture; Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the 2022 Notes Indenture, as amended by this Supplemental Indenture, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the 2022 Notes Indenture for all purposes and every holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7. No Amendments to Other Series of Notes. None of the amendments set forth in this Supplemental Indenture shall apply to the Original Indenture with respect to any series of notes issued thereunder other than the Notes.

8. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

9. The Trustee. Trustee accepts the amendments of the 2022 Notes Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the 2022 Notes Indenture as hereby amended, but on the terms and conditions set forth in the 2022 Notes Indenture, including the terms and provisions defining and limiting its liabilities and responsibilities in the performance of the trust created by the 2022 Notes Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

10. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

11. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

12. Severability. In case any provision in this Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ISSUER:

SERVICE CORPORATION INTERNATIONAL

By:	/s/ Eric D. Tanzberger
Name: Eric D. Tanzberger
Title: Senior Vice President and Chief Financial Officer

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Karen Yu
Name: Karen Yu
Title: Vice President

[Signature page to Sixteenth Supplemental Indenture]

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